CONSENT OF HAYWOOD SECURITIES INC.

We hereby consent to the inclusion in this Registration Statement on Form F-10 (the "Registration Statement") being filed by WonderFi Technologies Inc. (the "Company") with the United States Securities and Exchange Commission of our Fairness Opinion dated April 2, 2023 (the "Fairness Opinion"), in connection with the business combination agreement dated April 2, 2023 entered into amongst WonderFi Technologies Inc., Coinsquare Ltd., and CoinSmart Financial Inc., including any summaries of or references to such Fairness Opinion in the Registration Statement.

/s/ Haywood Securities Inc.

Haywood Securities Inc.

October 5, 2023